Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into as of August 8, 2018 (the “Effective Date”) by and between Novan, Inc., a Delaware corporation with its principal place of business in Durham County, North Carolina (the “Company”), and G. Kelly Martin, a resident of Southport, Connecticut (“Executive”). The Company and Executive may be referred to individually herein as a “party” or collectively as the “parties.”

WITNESSETH:

WHEREAS, Executive has been serving as the Chief Executive Officer of the Company since June 2017 and as a director on the Company’s Board of Directors since March 2015;

WHEREAS, Executive has been compensated pursuant to the Company’s Non-Employee Director Compensation Policy, as amended, for services provided as a director of the Company’s Board of Directors;

WHEREAS, prior to the Effective Date of this Agreement, Executive has not been compensated for, nor have the parties established any understanding of a form of compensation arrangement related to, Executive’s services provided as Chief Executive Officer of the Company since June 2017;

WHEREAS, the Company now wishes to enter into this Agreement with Executive and employ Executive as its Chief Executive Officer. Executive desires to accept such employment with the Company, on the terms described herein, and desires to continue to serve the Company as a director or executive director through the end of his current term as a director in 2021; and

WHEREAS, effective as of the Effective Date, the parties desire to enter into this Agreement which shall supersede any other understandings or agreements between Executive and the Company;

NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained, and other good and valuable consideration, including the employment of Executive by the Company and the compensation received by Executive from the Company from time to time, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows.

1.EMPLOYMENT AND TERM. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment. Executive shall serve as the Company’s Chief Executive Officer (“CEO”) upon the terms and conditions hereinafter set forth. Executive’s employment will continue through February 1, 2020 (the “Employment Term”), unless earlier terminated under Section 5 of this Agreement. Upon the expiration of the Employment Term, Executive’s employment will end, unless the parties have agreed otherwise in writing. This Agreement will remain in effect until all obligations hereunder have been fulfilled (the “Agreement Term”).

2.DUTIES; EXCLUSIVE SERVICE.

(a)During the Agreement Term, Executive shall faithfully discharge his responsibilities and perform all duties prescribed to him by the Board of Directors (the “Board”) of the Company, as well as any duties as are set forth in the Bylaws of the Company related to Executive’s position. Executive agrees to comply with all Company policies, standards and regulations now existing or hereafter promulgated. Executive further agrees to devote all of his working time and attention to the performance of his duties and responsibilities on behalf of the Company and in furtherance of its best interests. The parties agree that Executive may maintain his primary residence in Connecticut during the Employment Term. Executive agrees to immediately resign from the board of any company that engages in any business that competes with or represents a conflict with the business of the Company as determined in accordance with the Company’s Noncompetition Agreement referenced in Section 4 hereof. Executive agrees that he will not serve on more than two outside boards without prior written consent from the Chairman of the Board.
(b)Upon expiration of the Employment Term, Executive shall serve as a non-employee Executive Director, Vice Chair, or similar role as determined by the Board until the end of his existing term as a director

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which is through the Company’s annual shareholder meeting to be held in 2021. Executive shall not be entitled to any additional compensation from the Company for service as a director while employed hereunder. While a member of the Board, Executive will be permitted to attend all meetings of the Board and executive sessions thereof, on substantially the same basis as other members of the Board, except for meetings of independent directors and except as prohibited by applicable law, listing standards or the Company's corporate governance guidelines. Notwithstanding the preceding sentence, Executive will not have the right to attend any portion of a meeting or executive session where the item of discussion relates to Executive’s employment, including (but not limited to) his compensation, performance and/or service on the Board.
3.COMPENSATION. Executive’s compensation shall be paid as follows:
(a)Base Salary. Executive shall be paid a base salary at the rate of Forty Thousand and 00/100 Dollars ($40,000.00) per month (the “Base Salary”) (less applicable withholdings). The monthly Base Salary shall be payable semi-monthly in accordance with the Company’s regular payroll practices and procedures.

(b)Signing Bonus. Executive will be paid a signing bonus in the amount of Five Hundred Sixty Thousand and 00/100 Dollars ($560,000.00) (less applicable withholdings) to be paid in one lump sum to be paid on the first administratively possible payroll date following the Effective Date of this Agreement.

(c)Benefits. During the Employment Term, Executive shall be entitled to participate in the employee benefit plans, programs and arrangements of the Company as are provided generally from time to time to all other similarly situated employees of the Company. All such benefits are subject to the provisions of their respective plan documents in accordance with their terms and are subject to amendment or termination by the Company without Executive’s consent. Except as provided specifically herein, Executive will not be eligible to participate in the Company’s annual performance bonus or incentive plans or programs.

(d)Business and Travel Expenses. During the Employment Term, the Company will pay for, advance, or reimburse Executive for all reasonable expenses incurred by Executive in the performance of his duties to the Company, provided Executive complies with the Company’s policies and procedures for reimbursement or advance of business expenses established by the Company. In addition, the Company will pay for or reimburse Executive for his extra living and travel expenses beginning in June, 2017 and associated with the fact that Executive’s primary residence is in Connecticut (e.g., lodging, rental of apartment, household furnishings, expenses, car rental, reasonable travel expenses for family, etc.). Any such reimbursements will be provided to Executive within thirty (30) days after Executive provides the Company with appropriate documentation of such expenses, provided that in no event will reimbursements be provided later than December 31 of the calendar year following the calendar year in which the expense was incurred.

(e)Tangible Stockholder Return Plan. Executive shall be granted the right to earn Bonus Awards under and in accordance with the terms of the Tangible Stockholder Return Plan (the “TSR Performance Plan”), associated with the First Share Price Target and, if applicable, the Second Share Price Target. Executive’s Minimum Bonus Amount for the First Share Price Target of $11.17 per share under the TSR Performance Plan shall be $5,250,000 (less applicable withholdings), and Executive’s Minimum Bonus Amount for the Second Share Price Target of $25.45 per share, if such Bonus Award is made, shall be: (i) $10,500,000 (less applicable withholdings) if Executive is still in service as the CEO at the time the Second Share Price Target Bonus Amount is earned, or (ii) $8,000,000 (less applicable withholdings) if Executive is no longer in service as CEO but remains a director at the time the Second Share Price Target Bonus Amount is earned. In order to earn the above-referenced bonuses under the TSR Performance Plan, the Company must, by March 1, 2022, achieve a First Share Price Target of an average trading price of $11.17 per share and a Second Share Price Target of an average trading price of $25.74, each such target measured over a 30 consecutive trading day period. Executive shall also be eligible for consideration for a Discretionary Bonus in connection with each Share Price Target, as applicable. In the event of a termination of employment by the Company without Cause or by Executive for Good Reason, both as defined herein, Executive shall continue to participate in the TSR Performance Plan with respect to any previously established Minimum Bonus Amounts. All capitalized terms used in this Section 3(e) shall have the meaning given to them in the TSR Performance Plan.

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(f) Stock Appreciation Rights. The Company will grant Executive a contingent Stock Appreciation Rights (the “SAR Award”) under the Company’s 2016 Incentive Award Plan (the “2016 Plan”) covering 1.0 million shares of the Company’s Common Stock pursuant to the Stock Appreciation Right Grant Notice and Stock Appreciation Right Agreement in substantially the form attached hereto as Exhibit A. The Exercise Price Per Share for the SAR Award shall be equal to the greater of: (1) $3.80 per share or (2) the fair market value of a share of the Company’s Common Stock on the Grant Date. In the event such Exercise Price Per Share is greater than $3.80, the Company shall pay Executive a cash payment outside of the 2016 Plan within sixty (60) days of the exercise of the SAR Award in an amount equal to the difference between (x) the Exercise Price Per Share and (y) $3.80 multiplied by the Total Number of Shares Subject to SARs. The SAR Award will provide Executive the right to have applicable withholding taxes covered through net share settlement with no requirement that Executive contribute cash to the Company to facilitate its remittance of applicable withholding taxes. The SAR Award shall be transferrable to Executive’s Permitted Transferees to the fullest extent permitted under the 2016 Plan and Applicable Law. This SAR Award shall be considered a contingent award and will be forfeited if the Company fails to obtain stockholder approval for amendments to the 2016 Incentive Award Plan required to permit the grant of the SAR Award under the Company’s 2016 Incentive Award Plan. If such stockholder approval of the amendments required to the 2016 Incentive Award Plan to permit the SAR Award is not obtained prior to February 1, 2020, the contingent SAR Award shall be immediately and irrevocably forfeited as of February 1, 2020 and Executive shall have no rights or interests under the 2016 Incentive Award Plan with respect to the SAR Award. In such event, the Company shall instead pay Executive the cash-equivalent value of the amount that would have been due and payable per the SAR Award, if any, as of February 1, 2020. Such cash equivalent amount shall be paid outside of the 2016 Incentive Award Plan in substantially equal monthly installments over an eighteen (18) month period commencing in March 2020. All capitalized terms used in this Section 3(f) shall have the meaning given to them in the Stock Appreciation Right Grant Notice and Stock Appreciation Right Agreement or the 2016 Plan. Separate from the SAR Award, Executive shall have a right to receive an additional cash payment outside of the 2016 Plan equal to the cash dividends, if any, that would be paid on 1.0 million shares of the Company’s Common Stock during the period running from the SAR Award’s Grant Date through its vesting date; provided, however, that such accrued cash payment shall not vest in, and be paid to, Executive until the SAR Award vests.

4.RESTRICTIVE COVENANT AGREEMENTS. Executive’s employment under this Agreement is conditioned upon his contemporaneous execution of the Company’s Confidentiality and Assignment of Inventions Agreement and the Noncompetition Agreement (collectively the “Restrictive Covenants Agreements”), and his continued compliance with such Restrictive Covenants Agreements.

5.TERMINATION. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without Cause or for any or no cause, at the option either of the Company or Executive. Upon termination of Executive’s employment hereunder by either party regardless of the cause or reason, the Company shall pay Executive accrued, unpaid wages through the termination date. Such final payment, less any withholdings required by law or properly requested by Executive, shall be made on the next regular payday of the Company following the termination, in accordance with the Company’s normal payroll procedures. Except as otherwise provided in Sections 3(e) and 6 of this Agreement, no other payments, benefits or other remuneration shall be due or payable to Executive, except such as to which he may otherwise be entitled to by law such as COBRA continuation rights.

6.SEVERANCE PROVISIONS.

(a)Definitions. For the purposes of this Section 6, the following terms shall be defined as set out below:

i.“Cause” shall be determined in good faith by the Board (excluding Executive if then a director) and shall mean:

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a.Executive’s conviction of, or plea of no contest to, any crime (whether or not involving the Company) that constitutes a felony in the jurisdiction in which Executive is charged, or that involves moral turpitude;

b.Any act of theft, fraud or embezzlement, or any other willful misconduct or materially dishonest behavior by Executive;

c.Executive’s failure or refusal to perform his reasonablyassigned duties, as determined by the Board in its reasonable discretion, provided that such failure or refusal is not corrected as promptly as practicable, and in any event within ten (10) calendar days after Executive shall have received written notice from the Company stating the nature of such failure or refusal;

d.Executive’s willful or material violation of any of his obligations contained in any agreement between Executive and the Company, including but not limited to Confidentiality and Assignment of Inventions Agreement and Noncompetition Agreement executed by Executive or material violation of any policies in the Company’s Employee Handbook; and/or

e.Conduct by Executive that constitutes willful gross neglect or willful gross misconduct in carrying out his duties under this Agreement that results or that may result, as determined by the Company, in material harm to the Company, including harm to its reputation.

ii.“Change In Control” shall have the same meaning given to such term in Section 2.9 of the Company’s 2016 Incentive Award Plan, as amended or restated from time to time. The Committee shall have sole discretion to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and all incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

iii.“Effective Release” is defined as a general release of claims in favor of the Company in a form reasonably acceptable to the Company’s counsel that is executed after the Separation Date and within any consideration period required by applicable law and that is not revoked by Executive within any legallyprescribed revocation period; provided, however, a release shall not be considered an Effective Release unless, in addition to the foregoing conditions, the release is executed and not revoked, and the legallyprescribed revocation period ends by the sixtieth (60th) day following the Separation Date. Failure to provide and have in effect an Effective Release within the sixty (60)day period following the Separation Date shall result in forfeiture of any benefits conditioned upon the existence of an Effective Release.

iv.“Good Reason” shall mean a material negative change to Executive in the service relationship with the Company as a result of one or more of the following conditions arising without the consent of Executive:

a.A material diminution in Executive’s Base Salary (other than in connection with an across-theboard reduction in the base salaries of the managementlevel employees of the Company);

b.A material diminution in Executive’s authority, duties or responsibilities under this Agreement; provided however that Executive’s appointment as CEO of a subsidiary or affiliate of the Company shall not constitute Good Reason hereunder;

c.A material change in the geographic location at which Executive must perform services for the Company, not to include regular business travel; or

d.Any other action or inaction that constitutes a material breach of the terms of this Agreement by the Company.

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Notwithstanding the forgoing, “Good Reason” shall not include an event or condition unless (A) Executive notifies the Company within ninety (90) days of the initial existence of one of the adverse events described above, (B) Executive provides the Company with at least thirty (30) days’ written notice of his intent to resign for Good Reason, and (C) the Company fails to correct the adverse event within thirty (30) days of such notice.

v.“Separation from Service” shall mean Executive has a “separation from service” within the meaning of Section 409A of the Code (“Code”) and the regulations and other interpretative guidance thereunder (“Section 409A”) from the Company and will not perform any additional services after a certain date for the Company (or a related entity) or that the level of bona fide services (whether performed as an employee or as a contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by Executive (whether performed as an employee or as a contractor) over the immediately preceding 36month period (or, if less, the period Executive has rendered service to the Company).

vi.“Separation Date” shall mean the date that Executive has a Separation from Service from the Company.

(b)“Compensation upon Separation without “Cause” or for “Good Reason.” In the absence of a Change in Control, then upon Separation from Service by the Company without Cause or by Executive for Good Reason before the expiration of the Employment Term (excluding a termination of employment upon the expiration of the Employment Term), conditioned upon the existence of an Effective Release and Executive’s continued compliance with the Restrictive Covenants Agreements and the terms thereunder, and subject to Section 7(c), Executive shall be entitled to, in lieu of any other separation payment or severance benefit:

i.    Immediate vesting as of the Separation Date of the SAR described in Section 3(f);

ii.    Payment of an amount equal to Three Million Dollars ($3,000,000) (less applicable withholdings), payable in equal monthly installment payments over the eighteen (18) month period following the Separation Date, commencing within no more than sixty (60) days following the Termination Date; provided, however, that if the 60-day period spans two calendar years, the payments will commence in the second calendar year, except as provided in Section 7(c) below, with the first payment to include any installment payments that would have been made had a delay not occurred; and

iii.    Continued participation in the TSR Performance Plan with respect to previously established Minimum Bonus Amounts as described in Section 3(e) of this Agreement

(c)Compensation upon Separation due to Change in Control. Upon Separation from Service by the Company without Cause or by Executive for Good Reason within three (3) months before or within twelve (12) months after a Change in Control, and conditioned upon the existence of an Effective Release and Executive’s continued compliance with the Restrictive Covenants Agreements and the terms thereunder, Executive shall be entitled to, in lieu of any other separation payment or severance benefit (including but not limited to the severance benefits provided for in Section 6(b) hereof):

i.Immediate vesting as of the Separation Date of the SAR described in Section 3(f);

ii.If the per share consideration for the Change in Control equals at least $5.00 (subject to revisions for stock splits, etc.), payment of an amount equal to Three Million Dollars ($3,000,000) (less applicable withholdings), payable in one lump sum within two-and-a-half months following the Change in control, or the Separation Date, whichever is later; and

iii.Continued participation in the TSR Performance Plan with respect to previously established Minimum Bonus Amounts as described in Section 3(e) of this Agreement in the event of Executive’s Separation from Service within three (3) months prior to a Change in Control.

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(d)Other Separation from Service. Upon Separation from Service of Executive other than: (i) for Good Reason by Executive; or, (ii) by the Company without Cause, Executive shall not be entitled to additional compensation under this Agreement beyond that earned and accrued as of the Separation Date.

7.SECTION 409A.

(a)The parties hereby acknowledge and agree that all benefits or payments provided by the Company to Executive pursuant to this Agreement are intended either to be exempt from Section 409A of the Code, or to be in compliance with Section 409A, and the Agreement shall be interpreted to the greatest extent possible to be so exempt or in compliance and to incorporate the terms and conditions required by Section 409A. If there is an ambiguity in the language of the Agreement, or if Section 409A guidance indicates that a change to the Agreement is required or desirable to achieve exemption or compliance with Section 409A, notwithstanding any provision of this Agreement to the contrary, the Company shall make a good faith effort (without any obligation to do so or to indemnify Executive for failure to do so) to (i) adopt such amendments to this Agreement and or adopt such other policies and procedures, including amendments, policies and procedures with retroactive effect, that the Company determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company and/or (ii) take such other actions as the Company determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Executive or any other individual to the Company or any of its affiliates, employees or agents.

(b)If any severance or other payments that are required by the Agreement are to be paid in a series of installment payments, each individual payment in the series shall be considered a separate payment for purposes of Section 409A. To the extent that any reimbursement of expenses or inkind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any inkind benefits provided in one year shall not affect the amount of inkind benefits provided in any other year.

(c)If any severance compensation or other benefit provided to Executive pursuant to this Agreement that constitutes “nonqualified deferred compensation” within the meaning of Section 409A is considered to be paid on account of “separation from service” within the meaning of Section 409A, and Executive is a “specified employee” within the meaning of Section 409A, no payments of any of such severance or other benefit shall made for six (6) months plus one (1) day after the Separation Date (the “New Payment Date”). Amounts payable under this Agreement shall be deemed not to be “nonqualified deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation § § 1.409A1(b)(4) (“shortterm deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Section 409A. The aggregate of any such payments that would have otherwise been paid during the period between the Separation Date and the New Payment Date shall be paid to Executive in a lump sum on the New Payment Date.

8.PARACHUTE PAYMENT LIMITATION. In the event amounts payable under this Agreement or otherwise are contingent on a Change in Control for purposes of Section 280G of the Code, and it is determined by a public accounting firm or legal counsel authorized to practice before the Internal Revenue Service selected by the Company that any payment or benefit made or provided to Executive in connection with this Agreement or otherwise (collectively, a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Parachute Tax”), the Payments under this Agreement shall be payable in full or, if applicable, in such lesser amount which would result in no portion of such Payments being subject to the Parachute Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Parachute Tax, results in Executive’s receipt, on an after-tax basis, of the greatest amount of Payments under this Agreement.  If Payments are reduced pursuant to this paragraph, cash severance payments under Section 6 shall first be reduced, and the other benefits under this Agreement shall thereafter be reduced, to the extent necessary so that no portion of the Payments is subject to the Parachute Tax.

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9.NOTICES. Any notice required or permitted hereunder shall be made in writing (a) either by actual delivery of the notice into the hands of the party thereto entitled, by messenger, by fax or by over-night delivery service or (b) by the mailing of the notice in the United States mail, certified or registered mail, return receipt requested, all postage pre-paid and addressed to the party to whom the notice is to be given at the party’s respective address set forth below, or such other address as the parties may from time to time designate by written notice as herein provided.

If to Executive:            G. Kelly Martin
[***]

With a copy to:
David Zimble
dsz@navonelawgroup.com

If to the Company:        Novan, Inc.
4105 Hopson Road
Morrisville, NC 27560
(Fax) (919) 237¬9212
Attn: Chair of the Board of Directors

The notice shall be deemed to be received, if sent per subsection (a), on the date of its actual receipt by the party entitled thereto and, if sent per subsection (b), on the third day after the date of its mailing.

10.RETURN OF COMPANY PROPERTY. Upon Executive’s Separation from Service from the Company for any reason, Executive shall return to Company all personal property belonging to Company (“Company Property”) that is in Executive’s possession or control as of the date of such Separation from Service, including, without limitation, all records, papers, drawings, notebooks, specifications, marketing materials, software, reports, proposals, equipment, or any other device, document or possession, however obtained, whether or not such Company Property contains confidential information belonging to the Company. Such Company Property shall be returned in the same condition as when provided to Executive, reasonable wear and tear excepted.

11.EMPLOYEE REPRESENTATIONS.

(a)Executive represents that his performance of all of the terms of this Agreement does not and will not breach any arrangement to keep in confidence information acquired by Executive in confidence or in trust prior to Executive’s employment by the Company. Executive represents that he has not entered into, and agrees not to enter into, any agreement either oral or written in conflict herewith.

(b)Executive understands as part of the consideration for this Agreement and for Executive’s employment or continued employment by the Company, that Executive has not brought and will not bring with Executive to the Company, or use in the performance of Executive’s duties and responsibilities for the Company or otherwise on its behalf, any materials or documents of a former employer or other owner which are generally not available to the public, unless Executive has obtained written authorization from the former employer or other owner for their possession and use and has provided the Company with a copy thereof.

(c)Executive understands that during his employment for the Company he is not to breach any obligation of confidentiality that Executive has to a former employer or any other person or entity and agrees to comply with such understanding.

12.INDEMNIFICATION. Executive agrees to indemnify and hold harmless the Company, its directors, officers, agents and employees against any liabilities and expenses, including amounts paid in settlement, incurred by any of them in connection with any claim by any of Executive’s prior employers that the termination of Executive’s

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employment with such employer, Executive’s employment by the Company, or use of any skills and knowledge by the Company is a violation of contract or law or otherwise violates the rights thereof.

13.SEVERABILITY. Executive hereby agrees that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein.

14.WAIVER. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

15.AFFILIATES; ASSIGNMENT; BINDING EFFECT. The term “Company” shall also include any of the Company’s subsidiaries, subdivisions or affiliates. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. Executive may not assign any of his rights or delegate any of his duties under this Agreement. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto, and to their respective heirs, representatives, successors and permitted assigns.

16.ENTIRE AGREEMENT. The terms of this Agreement (together with any other agreements and instruments contemplated hereby or referred to herein) are intended by the parties hereto to be the final expression of their agreement with respect to the employment of Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement (including, without limitation, any prior offer letters, or any term sheets). The parties hereto further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by each of the parties hereto.

17.GOVERNING LAW; VENUE. This Agreement shall be construed, interpreted, and governed in accordance with and by North Carolina law and the applicable provisions of federal law (“Applicable Federal Law”). Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the state of North Carolina, including its statutes of limitations, except for Applicable Federal Law, without giving effect to any North Carolina conflict-of-laws rule that would result in the application of the laws of a different jurisdiction. Both Executive and the Company acknowledge and agree that the state or federal courts located in North Carolina have personal jurisdiction over them and over any dispute arising under this Agreement, and both Executive and the Company irrevocably consent to the jurisdiction of such courts.

18.COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one agreement. Counterparts may be transmitted and/or signed by facsimile or electronic mail. The effectiveness of any such documents and signatures shall have the same force and effect as manually signed originals and shall be binding on the parties to the same extent as a manually signed original thereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

NOVAN, INC.

/s/ Robert A. Ingram
Robert A. Ingram
Chair, Board of Directors

G. KELLY MARTIN

/s/ G. Kelly Martin

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